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                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             INFORMEDIA CORPORATION


                InforMedia Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

                FIRST: Article I of the Restated Certificate of Incorporation is hereby amended so as to read in its entirety as follows:

                    "FIRST:  The name of the corporation (hereinafter called
                     the "corporation") is Strategic Information, Inc."

                SECOND: The Board of Directors of InforMedia Corporation, by the unanimous written consent of its members, adopted a resolution which set forth the foregoing amendment to the Restated Certificate of Incorporation, in accordance with Section 242 of the General Corporation Law of the State of Delaware, declaring that the amendment to the Restated Certificate of Incorporation as proposed was advisable and directing that it be submitted for action thereon by the shareholders of the corporation.

                THIRD: The aforesaid amendment has been consented to and authorized and approved by the holders of a majority of the issued and outstanding stock of the corporation entitled to vote at the Annual Meeting of Shareholders held on December 15, 1988, in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.



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                IN WITNESS WHEREOF, InforMedia Corporation has caused this
Certificate to be signed by its President and attested by its Secretary this 15th day of December, 1988, pursuant to Section 103(a) of the General Corporation Law of the State of Delaware.

                                                   INFORMEDIA CORPORATION


                            By:/s/ Stephen E. Strickman
                                   Stephen E. Strickman, President


ATTEST:

By:/s/ Edward Seidenberg
      Edward Seidenberg, Secretary